Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

NaaS Technology Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Primary Offering

Equity	Class A ordinary shares, par value US$0.01 per share(6)

Equity	Preferred shares

Equity	Warrants

Equity	Subscription rights

Equity	Units

	Total for Primary Offering			US$200,000,000(2)(3)(4)	0.0001102	US$22,040.00(5)

Secondary Offering by Selling Shareholder

Equity	Class A ordinary shares, par value US$0.01 per share(6)	1,647,547,772	US$0.6855(7)	US$1,129,393,997.71	0.0001102	US$124,459.22

Total Offering Amount				US$1,329,393,997.71	0.0001102	US$146,499.22

Total Fees Previously Paid						US$22,040.00

Total Fee Offsets						N/A

Net Fee Due						US$124,459.22

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, or the Securities Act, this registration statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2)

There are being registered under this registration statement such indeterminate number of Class A ordinary shares, preferred shares, warrants, subscription rights and units as may be sold by the registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed US$200,000,000, or, if any securities are issued for consideration denominated in a foreign currency, such amount as shall result in an aggregate initial offering price equivalent to a maximum of US$200,000,000. The securities registered hereunder also include such indeterminate number of Class A ordinary shares as may be issued upon conversion, exercise or exchange of warrants that provide for such conversion into, exercise for or exchange into Class A ordinary shares.

(3)	Not specified as to each class of securities to be registered pursuant to Instruction 2.A.iii.b to the Calculation of Filing Fee Tables and Related Disclosure in Item 9(b) of Form F-3.
(4)	An indeterminate aggregate amount of securities is being registered as may from time to time be sold at indeterminate prices.
(5)	The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act on the basis of the maximum aggregate offering price of the securities listed.
(6)

These Class A ordinary shares may be represented by American depositary shares, each of which represents 10 Class A ordinary shares. American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby have been registered under separate registration statements on Form F-6 (Registration No. 333-271683, No. 333-225443 and No. 333-220873).

(7)

The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee for this offering pursuant to Rule 457(c) under the Securities Act, using the average of the high and low prices for the Registrant’s American depositary shares as quoted on the Nasdaq Stock Market on August 24, 2023.